UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2024

ARRIVENT BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41929	86-3336099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18 Campus Boulevard, Suite 100 Newtown Square, PA	19073
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (628) 277-4836

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AVBP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2024, the Board of Directors (the “Board”) of ArriVent BioPharma, Inc. (the “Company”) appointed John Hohneker, M.D., to the Board, effective as of May 16, 2024 (the “Effective Date”). Dr. Hohneker will serve as a Class II Director until the Company’s 2026 annual meeting of stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation, retirement or removal.

Dr. Hohneker, age 64, most recently served as President and Chief Executive Officer of Anokion SA, a Swiss biotechnology company, from January 2018 to February 2021. Prior to Anokion SA, he led Research and Development at Forma Therapeutics (“Forma”), a biotechnology company, from August 2015 to January 2018. Prior to Forma, Dr. Hohneker held various leadership roles during his 14 years at Novartis AG, from 2001 to 2015, where he most recently served as Senior Vice President and Global Head of Development, Immunology and Dermatology. Dr. Hohneker also currently serves on the board of directors for the following companies: Carisma Therapeutics, Inc. (Nasdaq: CARM), a publicly traded biotechnology company focused on discovering and developing innovative immunotherapies; Curis, Inc. (Nasdaq: CRIS), a publicly traded biotechnology company focused on the development and commercialization of innovative therapeutics for the treatment of cancer; Sonata Therapeutics, a private research stage biotechnology company, and Trishula Therapeutics, a private clinical-stage biotechnology company targeting cancer immunotherapy. Dr. Hohneker received a bachelor’s degree in chemistry from Gettysburg College and a medical degree from the University of Medicine and Dentistry of New Jersey at Rutgers Medical School.

The Board has affirmatively determined that Dr. Hohneker is an independent director pursuant to the Nasdaq Stock Market’s governance listing standards and the rules and regulations issued pursuant to the Securities Exchange Act of 1934, as amended. There are no arrangements or understandings between Dr. Hohneker and any other person pursuant to which Dr. Hohneker was appointed as a director. There are no transactions to which the Company is a party and in which Dr. Hohneker has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Dr. Hohneker has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company. Currently, the Board has not made a determination regarding any committee assignments for Dr. Hohneker.

Dr. Hohneker will be entitled to the standard compensation paid by the Company to its non-employee directors under the Company’s Non-Employee Director Compensation Policy (the “Non-Employee Director Compensation Policy”). Pursuant to the Non-Employee Director Compensation Policy, on the Effective Date, Dr. Hohneker was granted a non-qualified stock option to purchase shares of the Company’s common stock, effective as of the Effective Date (the “Grant Date”), with a Grant Date fair value of $352,500 (the “Initial Option Award”). The Initial Option Award will vest annually over three years following the Grant Date, subject to Dr. Hohneker continuing to provide services to the Company through each such vesting. In addition, Dr. Hohneker is entitled to receive an annual cash retainer of $45,000 for his service as a non-employee director of the Company pursuant to the Non-Employee Director Compensation Policy, prorated for the portion of the year that Dr. Hohneker serves as a director. Furthermore, pursuant to the Non-Employee Director Compensation Policy, Dr. Hohneker is entitled to receive an annual grant of non-qualified stock options to purchase shares of the Company’s common stock on the first business day after the Company’s annual meeting of stockholders (the “Annual Option Grant Date”), with a grant date fair value of $235,000 (the “Annual Option Award”). The Annual Option Award will vest on the first anniversary of the Annual Option Grant Date, subject to Dr. Hohneker continuing to provide services to the Company through such vesting.

Dr. Hohneker will also enter into an indemnification agreement in the form the Company has entered into with its other non-employee directors, which form is filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-276397), filed with the Securities and Exchange Commission on January 5, 2024.

A copy of the press release announcing Dr. Hohneker’s appointment to the Board is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated May 16, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARRIVENT BIOPHARMA, INC.

By:	/s/ Winston Kung, MBA
Winston Kung, MBA
Chief Financial Officer and Treasurer

Date: May 16, 2024